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                                                                      Exhibit 99


                                                                    Chittenden
                                                                    Corporation

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820         Kirk W. Walters
(802) 658-4000                         (802) 660-1561
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For Immediate Release

February 28, 2002
                                                                      #11/02

CHITTENDEN COMPLETES ACQUISITION  OF OCEAN NATIONAL BANK
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Burlington, VT -- Chittenden Corporation (NYSE: CHZ) announced today that it has completed its acquisition of Ocean National Bank, a $272 million commercial bank headquartered in Kennebunk, Maine.

In announcing the acquisition, Paul A. Perrault, Chittenden's Chairman, President and Chief Executive Officer, said, "We are extremely pleased to welcome Ocean into the Chittenden group and to expand our presence in the southern Maine and southern New Hampshire markets. We feel that Ocean fits our model of locally managed commercial banks, in strong regional markets, very well. This is a great opportunity for Chittenden, as it makes us a meaningful player in several contiguous, substantial marketplaces with another well-managed franchise that is poised for growth. In addition, the combination will broaden the array of financial services that Ocean National Bank can offer to its customers."

Chester E. Homer, III, Chairman of Ocean National Corporation, commented, "We believe our shareholders have received a fair price and that this is a good transaction for our customers and employees. This transaction accelerates our ability to provide a wider range of services to our market, such as asset management and trust, and a variety of business services. Chittenden, through its previous acquisitions, has demonstrated that it understands community banking and the need to keep local bankers with authority in place. We are pleased to be joining the Chittenden team."

Ocean National Corporation had total assets of $272 million, deposits of $223 million, and $22.5 million of stockholders' equity at December 31, 2001. The Company had $205 million in loans, of which $107 million were commercial loans, and $71 million were residential real estate loans. Ocean operates nine banking offices in southern Maine including Kennebunk, Kennebunkport, Wells, York, Kittery, and South Berwick, as well as two offices in Portsmouth, New Hampshire. Chittenden also plans to operate eleven New Hampshire branches under the Ocean National Bank name after the receipt of certain regulatory approvals, which is expected to occur in the second quarter of 2002.

Chittenden is a bank holding company headquartered in Burlington, Vermont, with total assets of $4.2 billion at December 31, 2001. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, and Maine Bank & Trust. Chittenden Bank also

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operates under the names First Savings of New Hampshire and Mortgage Service
Center, and it owns The Pomerleau Agency, and Chittenden Securities, Inc. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector.

This press release contains certain forward looking statements with respect to Chittenden Corporation and its business following the consummation of the merger that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Factors which may cause actual results to differ from forward looking statements are described in Chittenden's filings with the Securities and Exchange Commission. Chittenden does not undertake or intend to update any forward looking statements.